Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS RECORD THIRD QUARTER EARNINGS
MIAMI (September 26, 2016) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced U.S. GAAP net income of $1.4 billion, or $1.93 diluted EPS, for the third quarter of 2016 compared to U.S. GAAP net income for the third quarter of 2015 of $1.2 billion, or $1.56 diluted EPS. Third quarter 2016 adjusted net income of $1.4 billion, or $1.92 adjusted EPS, was higher than adjusted net income of $1.4 billion, or $1.75 adjusted EPS, for the third quarter of 2015. Adjusted net income excludes unrealized gains and losses on fuel derivatives and other net charges, totaling $7 million in gains for the third quarter 2016 and $149 million of losses for the third quarter 2015. Revenues for the third quarter of 2016 were $5.1 billion, $0.2 billion higher than the $4.9 billion in the prior year.
Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted, “We delivered the strongest quarterly earnings in our company’s history affirming our ongoing efforts to expand consumer demand in excess of measured capacity increases and leverage our industry leading scale. Revenues during the peak summer season were bolstered by strong performances from both our North American and European brands and across all major deployments including the Caribbean, Alaska and Europe,” Donald added.
Key metrics for the third quarter 2016 compared to the prior year were as follows:

•
Gross revenue yields (revenue per available lower berth day or “ALBD”) increased 0.6 percent. Net revenue yields on a constant currency basis increased 2.7 percent for 3Q 2016, toward the top end of the June guidance range of up 2 to 3 percent.

•
Gross cruise costs including fuel per ALBD decreased 0.2 percent. Net cruise costs excluding fuel per ALBD on a constant currency basis increased 5.5 percent, better than June guidance of up 6 to 7 percent, due to the timing of certain expenses.

•	Changes in fuel prices (including realized fuel derivatives) and changes in currency exchange rates increased earnings by $0.02 per share.
Highlights during the third quarter included the grand opening of the Arison Maritime Center in Almere, Netherlands, named for Carnival Corporation & plc Chairman Micky Arison and his father, the late Ted Arison, who founded the company.  The 110,000-square-foot purpose built facility is a major expansion from the existing training center that opened in 2009. The center will provide comprehensive safety and skills training for bridge and engineering officers. The facility includes four bridge and engine room simulators and is expected to train over 6,500 officers annually across the company's 10 brands.
The company also signed a memorandum of agreement with shipbuilders Meyer Werft and Meyer Turku for the construction of three new 180,000-ton cruise ships.  Two of the ships, to be built in Finland, will be added to the Carnival Cruise Line fleet in 2020 and 2022. The third ship, to be constructed in Germany, will join the P&O Cruises UK fleet in 2020.  All three vessels will be fully powered by Liquefied Natural Gas, the world’s cleanest burning fossil fuel.  In conjunction with these new ship orders, the delivery dates for two previously contracted ships, one for AIDA Cruises and one for Costa Cruises, will shift from 2020 to 2021 to ensure a measured pace of capacity growth over the coming years.

Outlook
At this time, cumulative advance bookings for the first half of next year are ahead of the prior year at considerably higher prices. Since June, booking volumes for the first half of next year are lower than the prior year, as there is less inventory remaining for sale, at significantly higher prices.
The company continues to expect full year 2016 net revenue yields to be up approximately 3.5 percent compared to the prior year, on a constant currency basis. The company continues to expect full year net cruise costs excluding fuel per ALBD to be up approximately 1.5 percent compared to the prior year, on a constant currency basis.
Taking the above factors into consideration, the company has increased its full year 2016 adjusted earnings per share guidance to be in the range of $3.33 to $3.37, compared to the June guidance range of $3.25 to $3.35 and 2015 adjusted earnings per share of $2.70.
Donald commented, “We are well on track to deliver nearly 25 percent earnings growth in 2016. With cash from operations expected to reach a record $5 billion this year, we continue to fund our growth and return cash to shareholders. During the third quarter we repurchased $700 million of Carnival Corporation shares bringing the cumulative total to $2.5 billion in share repurchases over the past year.”
Donald added, “Looking forward, we are well positioned for continued earnings growth given the current strength of our booking and pricing trends in 2017.”
Fourth Quarter 2016 Outlook
Fourth quarter constant currency net revenue yields are expected to be up approximately 3 percent compared to the prior year. Fourth quarter constant currency net cruise costs excluding fuel per ALBD are expected to be higher by approximately 1 percent compared to the prior year. Based on the above factors, the company expects adjusted earnings per share for the fourth quarter 2016 to be in the range of $0.55 to $0.59 versus 2015 adjusted earnings per share of $0.50.

Selected Key Forecast Metrics

	Full Year 2016		Fourth Quarter 2016
Year over year change:	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net revenue yields	Approx 1.0%	Approx 3.5%	Approx 1.5%	Approx 3.0%
Net cruise costs excl. fuel / ALBD	Approx 0.5%	Approx 1.5%	Approx 0.5%	Approx 1.0%

	Full Year 2016	Fourth Quarter 2016
Fuel price per metric ton	$285	$332
Fuel consumption (metric tons in thousands)	3,250	830
Currency: Euro	$1.11 to €1	$1.11 to €1
Sterling	$1.38 to £1	$1.30 to £1
Australian dollar	$0.74 to A$1	$0.76 to A$1
Canadian dollar	$0.76 to C$1	$0.76 to C$1

Conference Call
The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2016 third quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the largest leisure travel company in the world, and among the most profitable and financially strong in the industry. With a portfolio of 10 cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Line, Fathom, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard,  P&O Cruises (Australia) and P&O Cruises (UK).
Together, these brands operate 101 ships visiting over 700 ports around the world and totaling 225,000 lower berths with 18 new ships scheduled to be delivered between 2016 and 2022. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour companies in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.
Additional information can be found on www.carnival.com, www.hollandamerica.com, www.princess.com, www.seabourn.com, www.aida.de, www.costacruise.com, www.cunard.com, www.pocruises.com.au, www.pocruises.com and www.fathom.org.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
1 305 406 7862	1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results
Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this release as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that may impact our outlook including, among other things, the forecasting of our net revenue yields; booking levels; pricing; occupancy; operating, financing and tax costs, including fuel expenses; currency exchange rates; net cruise costs excluding fuel per available lower berth day; estimates of ship depreciable lives and residual values; liquidity; goodwill, ship and trademark fair values and adjusted earnings per share. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied in this release. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•
Incidents, such as ship incidents, security incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and the related adverse publicity affecting our reputation and the health, safety, security and satisfaction of guests and crew;

•	Economic conditions and adverse world events affecting the safety and security of travel, such as civil unrest, armed conflicts and terrorist attacks;

•	Changes in and compliance with laws and regulations relating to environment, health, safety, security, tax and anti-corruption under which we operate;

•	Disruptions and other damages to our information technology and other networks and operations, and breaches in data security;

•	Ability to recruit, develop and retain qualified personnel;

•	Increases in fuel prices;

•	Fluctuations in foreign currency exchange rates;

•	Misallocation of capital among our ship, joint venture and other strategic investments;

•	Future operating cash flow may not be sufficient to fund future obligations and we may be unable to obtain financing;

•	Deterioration of our cruise brands' strengths and our inability to implement our strategies;

•
Continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the prices for, the services and products provided by these vendors;

•
Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations and increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages;

•	Failure to keep pace with developments in technology;

•
Geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect and our international operations are subject to additional risks not generally applicable to our U.S. operations;

•	Competition from and overcapacity in the cruise ship and land-based vacation industry;

•	Economic, market and political factors that are beyond our control, which could increase our operating, financing and other costs;

•	Changes in global consumer confidence and impacts to various foreign currency exchange rates as a result of the June 24, 2016 UK electorate vote to withdraw from the European Union (“EU”);

•	Friction in travel, changes to international tax treaties and changes to laws and regulations that could result from the exit of the UK from the EU;

•	Litigation, enforcement actions, fines or penalties;

•	Lack of continuing availability of attractive, convenient and safe port destinations on terms that are favorable or consistent with our expectations;

•	Union disputes and other employee relationship issues;

•	Decisions to self-insure against various risks or the inability to obtain insurance for certain risks at reasonable rates;

•	Reliance on third-party providers of various services integral to the operations of our business;

•	Business activities that involve our co-investment with third parties;

•	Disruptions in the global financial markets or other events that may negatively affect the ability of our counterparties and others to perform their obligations to us;

•	Our shareholders may be subject to the uncertainties of a foreign legal system since Carnival Corporation and Carnival plc are not U.S. corporations;

•	Small group of shareholders may be able to effectively control the outcome of shareholder voting;

•
Provisions in Carnival Corporation’s and Carnival plc’s constitutional documents may prevent or discourage takeovers and business combinations that our shareholders might consider to be in their best interests and

•	The DLC arrangement involves risks not associated with the more common ways of combining the operations of two companies.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2016	2015	2016	2015
Revenues
Cruise
Passenger tickets	$3,803	$3,631	$9,217	$8,891
Onboard and other	1,146	1,102	3,047	2,918
Tour and other	148	150	190	194
	5,097	4,883	12,454	12,003
Operating Costs and Expenses
Cruise
Commissions, transportation and other	646	603	1,723	1,671
Onboard and other	171	170	411	395
Payroll and related	494	453	1,488	1,388
Fuel	265	345	648	996
Food	260	255	755	737
Other ship operating	643	582	1,914	1,913
Tour and other	84	82	125	129
	2,563	2,490	7,064	7,229
Selling and administrative	529	484	1,613	1,504
Depreciation and amortization	443	399	1,303	1,206
	3,535	3,373	9,980	9,939
Operating Income	1,562	1,510	2,474	2,064
Nonoperating (Expense) Income
Interest income	2	2	5	6
Interest expense, net of capitalized interest	(61)	(53)	(168)	(167)
Losses on fuel derivatives, net (a)	(36)	(197)	(102)	(378)
Other (expense) income, net	(2)	(12)	6	3
	(97)	(260)	(259)	(536)
Income Before Income Taxes	1,465	1,250	2,215	1,528
Income Tax Expense, Net	(41)	(34)	(44)	(41)
Net Income	$1,424	$1,216	$2,171	$1,487
Earnings Per Share
Basic	$1.93	$1.56	$2.89	$1.91
Diluted	$1.93	$1.56	$2.88	$1.91

Adjusted Earnings Per Share-Diluted (b)	$1.92	$1.75	$2.77	$2.20
Dividends Declared Per Share	$0.35	$0.30	$1.00	$0.80
Weighted-Average Shares Outstanding - Basic	737	778	751	778
Weighted-Average Shares Outstanding - Diluted	739	781	754	781

(a)
During the three months ended August 31, 2016 and 2015, our (losses) on fuel derivatives, net include net unrealized gains (losses) of $25 million and $(137) million and realized (losses) of $(61) million and $(60) million, respectively. During the nine months ended August 31, 2016 and 2015, our (losses) on fuel derivatives, net include net unrealized gains (losses) of $121 million and $(215) million and realized (losses) of $(223) million and $(163) million, respectively.

(b)	See the U.S. GAAP net income to adjusted net income reconciliations in the Non-GAAP Financial Measures included herein.

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	August 31, 2016	November 30, 2015
ASSETS
Current Assets
Cash and cash equivalents	$462	$1,395
Trade and other receivables, net	321	303
Insurance recoverables	102	109
Inventories	314	330
Prepaid expenses and other	355	314
Total current assets	1,554	2,451
Property and Equipment, Net	32,864	31,818	(a)
Goodwill	2,964	3,010
Other Intangibles	1,290	1,308	(a)
Other Assets	660	650
	$39,332	$39,237
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$334	$30
Current portion of long-term debt	739	1,344
Accounts payable	704	627
Accrued liabilities and other	1,738	1,683
Customer deposits	3,585	3,272
Total current liabilities	7,100	6,956
Long-Term Debt	8,320	7,413
Other Long-Term Liabilities	1,012	1,097

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 654 shares at 2016 and 653 shares at 2015 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 216 shares at 2016 and 2015 issued	358	358
Additional paid-in capital	8,618	8,562
Retained earnings	21,488	20,060
Accumulated other comprehensive loss	(2,012)	(1,741)
Treasury stock, 114 shares at 2016 and 70 shares at 2015 of Carnival Corporation and 26 shares at 2016 and 27 shares at 2015 of Carnival plc, at cost	(5,559)	(3,475)
Total shareholders’ equity	22,900	23,771
	$39,332	$39,237

(a)
On December 1, 2015, we adopted the Financial Accounting Standards Board’s Service Concession Arrangements amended guidance and, accordingly, reclassified $70 million from Property and Equipment, Net to Other Intangibles on our November 30, 2015 Consolidated Balance Sheet.

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	Three Months Ended August 31,		Nine Months Ended August 31,
	2016	2015	2016	2015
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	20,572	19,795	59,555	57,686
Occupancy percentage (b)	111.4%	110.9%	106.6%	105.6%
Passengers carried (in thousands)	3,265	3,068	8,606	8,138
Fuel consumption in metric tons (in thousands)	793	786	2,417	2,379
Fuel consumption in metric tons per thousand ALBDs	38.6	39.7	40.6	41.2
Fuel cost per metric ton consumed	$335	$439	$268	$418
Currencies
U.S. dollar to euro	$1.12	$1.11	$1.11	$1.13
U.S. dollar to sterling	$1.34	$1.56	$1.41	$1.54
U.S. dollar to Australian dollar	$0.75	$0.75	$0.74	$0.78
U.S. dollar to Canadian dollar	$0.77	$0.78	$0.76	$0.80

CASH FLOW INFORMATION (in millions)
Cash from operations	$1,429	$1,281	$4,110	$3,567
Capital expenditures	$450	$324	$2,416	$1,704
Dividends paid	$262	$195	$721	$584

Notes to Statistical Information

(a)
ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(b)
In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows (dollars in millions, except yields) (a) (b):

	Three Months Ended August 31,			Nine Months Ended August 31,
	2016	2016 Constant Dollar	2015	2016	2016 Constant Dollar	2015
Passenger ticket revenues	$3,803	$3,866	$3,631	$9,217	$9,362	$8,891
Onboard and other revenues	1,146	1,158	1,102	3,047	3,080	2,918
Gross cruise revenues	4,949	5,024	4,733	12,264	12,442	11,809
Less cruise costs
Commissions, transportation and other	(646)	(654)	(603)	(1,723)	(1,751)	(1,671)
Onboard and other	(171)	(173)	(170)	(411)	(416)	(395)
	(817)	(827)	(773)	(2,134)	(2,167)	(2,066)
Net passenger ticket revenues	3,157	3,212	3,028	7,494	7,611	7,220
Net onboard and other revenues	975	985	932	2,636	2,664	2,523
Net cruise revenues	$4,132	$4,197	$3,960	$10,130	$10,275	$9,743
ALBDs	20,572,112	20,572,112	19,794,882	59,555,384	59,555,384	57,685,594
Gross revenue yields	$240.60	$244.22	$239.10	$205.94	$208.91	$204.72
% increase vs. 2015	0.6%	2.1%		0.6%	2.0%
Net revenue yields	$200.87	$204.03	$200.04	$170.10	$172.52	$168.91
% increase vs. 2015	0.4%	2.0%		0.7%	2.1%
Net passenger ticket revenue yields	$153.47	$156.14	$152.96	$125.84	$127.80	$125.17
% increase vs. 2015	0.3%	2.1%		0.5%	2.1%
Net onboard and other revenue yields	$47.39	$47.89	$47.09	$44.26	$44.72	$43.74
% increase vs. 2015	0.7%	1.7%		1.2%	2.2%

	Three Months Ended August 31,			Nine Months Ended August 31,
	2016	2016 Constant Currency	2015	2016	2016 Constant Currency	2015
Net passenger ticket revenues	$3,157	$3,246	$3,028	$7,494	$7,778	$7,220
Net onboard and other revenues	975	981	932	2,636	2,672	2,523
Net cruise revenues	$4,132	$4,227	$3,960	$10,130	$10,450	$9,743
ALBDs	20,572,112	20,572,112	19,794,882	59,555,384	59,555,384	57,685,594

Net revenue yields	$200.87	$205.46	$200.04	$170.10	$175.46	$168.91
% increase vs. 2015	0.4%	2.7%		0.7%	3.9%
Net passenger ticket revenue yields	$153.47	$157.76	$152.96	$125.84	$130.60	$125.17
% increase vs. 2015	0.3%	3.1%		0.5%	4.3%
Net onboard and other revenue yields	$47.39	$47.69	$47.09	$44.26	$44.86	$43.74
% increase vs. 2015	0.7%	1.3%		1.2%	2.6%

(See Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended August 31,			Nine Months Ended August 31,
	2016	2016 Constant Dollar	2015	2016	2016 Constant Dollar	2015
Cruise operating expenses	$2,479	$2,513	$2,408	$6,939	$7,034	$7,100
Cruise selling and administrative expenses	527	534	482	1,606	1,626	1,497
Gross cruise costs	3,006	3,047	2,890	8,545	8,660	8,597
Less cruise costs included above
Commissions, transportation and other	(646)	(654)	(603)	(1,723)	(1,751)	(1,671)
Onboard and other	(171)	(173)	(170)	(411)	(416)	(395)
Gain on ship sale	—	—	2	2	2	6
Restructuring expenses	—	—	(14)	(2)	(2)	(21)
Other (c)	(18)	(18)	—	(39)	(39)	—
Net cruise costs	2,171	2,202	2,105	6,372	6,454	6,516
Less fuel	(265)	(265)	(345)	(648)	(648)	(996)
Net cruise costs excluding fuel	$1,906	$1,937	$1,760	$5,724	$5,806	$5,520
ALBDs	20,572,112	20,572,112	19,794,882	59,555,384	59,555,384	57,685,594
Gross cruise costs per ALBD	$146.18	$148.11	$145.95	$143.50	$145.42	$149.03
% increase vs. 2015	0.2%	1.5%		(3.7)%	(2.4)%
Net cruise costs per ALBD	$105.54	$107.00	$106.28	$106.99	$108.37	$112.96
% (decrease) increase vs. 2015	(0.7)%	0.7%		(5.3)%	(4.1)%
Net cruise costs excluding fuel per ALBD	$92.63	$94.10	$88.84	$96.10	$97.48	$95.70
% increase vs. 2015	4.3%	5.9%		0.4%	1.9%

	Three Months Ended August 31,			Nine Months Ended August 31,
	2016	2016 Constant Currency	2015	2016	2016 Constant Currency	2015
Net cruise costs excluding fuel	$1,906	$1,929	$1,760	$5,724	$5,793	$5,520
ALBDs	20,572,112	20,572,112	19,794,882	59,555,384	59,555,384	57,685,594

Net cruise costs excluding fuel per ALBD	$92.63	$93.77	$88.84	$96.10	$97.27	$95.70
% increase vs. 2015	4.3%	5.5%		0.4%	1.6%

(See Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Adjusted fully diluted earnings per share was computed as follows (in millions, except per share data) (b):

	Three Months Ended August 31,		Nine Months Ended August 31,
	2016	2015	2016	2015
Net income
U.S. GAAP net income	$1,424	$1,216	$2,171	$1,487
Unrealized (gains) losses on fuel derivatives, net (d)	(25)	137	(121)	215
Gain on ship sale (e)	—	(2)	(2)	(6)
Restructuring expenses (e)	—	14	2	21
Other (c) (e)	18	—	39	—
Adjusted net income	$1,417	$1,365	$2,089	$1,717
Weighted-average shares outstanding	739	781	754	781

Earnings per share
U.S. GAAP earnings per share	$1.93	$1.56	$2.88	$1.91
Unrealized (gains) losses on fuel derivatives, net (d)	(0.03)	0.17	(0.16)	0.27
Gain on ship sale (e)	—	—	—	(0.01)
Restructuring expenses (e)	—	0.02	—	0.03
Other (c) (e)	0.02	—	0.05	—
Adjusted earnings per share	$1.92	$1.75	$2.77	$2.20

Notes to Non-GAAP Financial Measures

(a)
We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segments’ financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business; gains and losses on ship sales and ship impairments, net; and restructuring and other expenses that are not part of our core operating business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices and food expenses, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs. Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. We believe that gains and losses on ship sales and ship impairments, net and restructuring expenses and other expenses are not part of our core operating business and, therefore, are not an indication of our future earnings performance. As such, we exclude these items from our calculation of net cruise costs with and without fuel.

We have not provided a reconciliation of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs because it would be too difficult to prepare reliable U.S. GAAP forecasts of gross cruise revenues and gross cruise costs without unreasonable effort.

In addition, our Europe, Australia & Asia (“EAA”) segment and Cruise Support segment operations utilize the euro, sterling and Australian dollar as their functional currencies to measure their results and financial condition. This subjects us to foreign currency translational risk. Our North America, EAA and Cruise Support segment operations also have revenues and expenses that are in a currency other than their functional currency. This subjects us to foreign currency transactional risk.

We report non-GAAP financial measures on a “constant dollar” and “constant currency” basis assuming the 2016 periods' currency exchange rates have remained constant with the 2015 periods' rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting is a non-GAAP financial measure that removes only the impact of changes in exchange rates on the translation of our EAA segment and Cruise Support segment operations.

Constant currency reporting is a non-GAAP financial measure that removes the impact of changes in exchange rates on the translation of our EAA segment and Cruise Support segment operations (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency for our North America, EAA and Cruise Support segments.

Examples:

•
The translation of our EAA segment operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•
Our North America segment operations have a U.S. dollar functional currency but also have revenue and expense transactions in currencies other than the U.S. dollar. If the U.S. dollar strengthens against these other currencies, it reduces the U.S. dollar revenues and expenses. If the U.S. dollar weakens against these other currencies, it increases the U.S. dollar revenues and expenses.

•
Our EAA segment operations have euro, sterling and Australian dollar functional currencies but also have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.

(b)
Our consolidated financial statements are prepared in accordance with U.S. GAAP. We have not provided a reconciliation between forecasted adjusted earnings per share guidance and forecasted U.S. GAAP earnings per share guidance because it would be too difficult to prepare reliable U.S. GAAP guidance without unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates or the future impact of gains or losses on ship sales, restructuring expenses or other non-core gains and charges. The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	Insignificant costs were included in the income statement in previous periods.

(d)
Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these unrealized gains and losses.

(e)
We believe that gains and losses on ship sales and ship impairments, net and restructuring expenses and other expenses are not part of our core operating business and, therefore, are not an indication of our future earnings performance. We also believe it is more meaningful for gains and losses on ship sales and ship impairments, net and restructuring and other expenses to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.

While we forecast realized gains and losses on fuel derivatives by applying current Brent prices to the derivatives that settle in the forecast period, we do not forecast the impact of unrealized gains and losses on fuel derivatives because we do not believe they are an indication of our future earnings performance. Accordingly, our earnings guidance is presented on an adjusted basis only.